EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 5, 2002, except for Note 6 as to which the date is March 19, 2002, relating to the consolidated financial statements of Coast Resorts, Inc. and Subsidiary, which appears in such Registration Statement. We also hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 5, 2002, relating to the financial statement schedules of Coast Resorts, Inc. and Subsidiary, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Las Vegas, Nevada
May 23, 2002